Exhibit 99.1

1855 Lockeway Dr. Suite 501 — Alpharetta, GA 30004 — 678-393-2651 — Fax 678-393-2657

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Fourth Quarter and Full Year Fiscal 2010 Results

Alpharetta, GA – April 28, 2010 – Cellu Tissue Holdings, Inc. (NYSE: CLU), a North American producer of tissue products, today reported net sales of $124.4 million and a net loss of $3.3 million, or a loss of $0.18 per diluted share, for the fiscal 2010 fourth quarter ended February 28, 2010. The fiscal 2010 fourth quarter results include after-tax, non-recurring expenses arising from the repurchase of debt and accelerated stock-based compensation totaling $3.4 million, or $0.19 per diluted share, incurred in connection with completing the Company’s initial public offering on January 27, 2010. Excluding non-recurring expenses, fiscal 2010 fourth quarter net income was $0.1 million, or $0.01 per diluted share.

Summarized consolidated fiscal 2010 fourth quarter results compared to fiscal 2009 fourth quarter results are as follows:

•	Net sales for the fiscal 2010 fourth quarter were $124.4 million, down 3.1% compared to $128.4 million in the fiscal 2009 fourth quarter.

•

Income from operations for the quarters ended February 28, 2010 and 2009 was $8.5 million in both periods. The fiscal 2010 fourth quarter includes $1.1 million of accelerated stock-based compensation expense for certain equity grants whose performance measures were achieved as a result of successfully completing the January 27, 2010 initial public offering.

•	Adjusted EBITDA was $16.8 million in the fiscal 2010 fourth quarter, up slightly compared to $16.7 million in the fiscal 2009 fourth quarter.

•

Interest expense for the fiscal 2010 fourth quarter was $12.2 million compared to $6.8 million in the fourth quarter of fiscal 2009. The fiscal 2010 fourth quarter includes $3.7 million of non-recurring costs as a result of using the net proceeds from the initial public offering to repurchase outstanding debt. The remaining increase is attributable to higher interest rates.

•

Net loss for the fiscal 2010 fourth quarter was $3.3 million, or a loss of $0.18 per diluted share. Excluding after-tax non-recurring expenses incurred in connection with completing the Company’s initial public offering totaling $3.4 million, or $0.19 per diluted share, fiscal 2010 fourth quarter net income was $0.1 million, or $0.01 per diluted share, compared to net income of $4.0 million, or earnings of $0.23 per diluted share for the fiscal 2009 fourth quarter.

•	During the fourth quarter of fiscal 2010, net proceeds from the initial public offering were used to reduce long-term debt by $26.8 million.

“We are very pleased with our strong fiscal 2010 fourth quarter results, particularly given the ongoing headwind of escalating pulp prices in the second half of fiscal 2010,” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings. “In addition, our full year fiscal 2010 adjusted EBITDA of $81.3 million exceeds the high end of our previously issued guidance of $75 million to $80 million. In addition to these excellent financial results, we have invested significant time and capital to meet growing customer demand for our products by adding converting capacity in both our existing facilities and our new Oklahoma City facility, which is scheduled to open in the second half of fiscal 2011.”

Fiscal 2010 Fourth Quarter Financial and Operating Results

	Quarter ended February 28,
	2010	2009	Increase (Decrease)
Net sales	$124.4 million	$128.4 million	$(4.0) million	(3.1)%
Gross Profit	$16.3 million	$16.0 million	$0.3 million	2.0%
Income from operations	$8.5 million	$8.5 million	—	—
Tons sold	79,746	82,077	(2,331)	(2.8)%
Net selling price per ton	$1,533	$1,544	$(11)	(0.7)%

Net sales for the quarter decreased $4.0 million, or 3.1% year-over-year, and tons sold decreased 2.8% primarily as a result of in-sourcing an additional 3,853 tons of hardrolls for the Company’s converting operations, which were purchased on the external hardroll market in the prior year period. As a result, Cellu Tissue reduced external hardroll shipments by a similar amount and improved the overall sales mix due to higher selling prices for converted tissue products, consistent with the Company’s strategy to increase the vertical integration of its acquired operations and to improve quality control and profitability.

Net selling price per ton decreased 0.7% primarily due to lower hardroll prices compared to the fourth quarter of 2009, partially offset by the favorable impact of increasing the mix of converted tissue products relative to hardrolls. Prices in the hardroll market increased in the fourth quarter of fiscal 2010 but lagged price increases in the pulp market.

Gross profit as a percentage of net sales increased to 13.1% in the fiscal 2010 fourth quarter from 12.5% in the fiscal 2009 fourth quarter. The improvement was primarily driven by improved sales mix and lower energy costs, partially offset by higher pulp costs.

Income from operations for the fiscal 2010 fourth quarter was even with the same period of the prior year at $8.5 million, despite the fact that the fiscal 2010 fourth quarter included $1.1 million of accelerated stock-based compensation expense related to previously issued equity awards that were accelerated in connection with the January 2010 initial public offering. Excluding the accelerated stock-based compensation, income from operations improved 12.9% from the prior year quarter.

Equity Offering and Interest Expense

During the fourth quarter of fiscal 2010, the Company successfully completed an initial public offering and issued 2,675,000 shares of common stock, which generated net proceeds of $29.0 million. These net proceeds were used to repay a $6.3 million long-term note payable and to repurchase a portion of Cellu Tissue’s 11.5% Senior Secured Notes due in 2014. In connection with the reduction in the Company’s indebtedness, the Company incurred debt extinguishment costs of $3.7 million during the quarter, which were recorded as interest expense.

Income Tax Benefit

Income tax benefit for the fiscal 2010 fourth quarter was $1.1 million compared to income tax benefit of $1.9 million for the fiscal 2009 fourth quarter. The Company’s overall effective tax rate for fiscal 2010 was 67.7%, caused by adjustments relating to increases in the Company’s underlying annual effective tax rate and other discrete adjustments related to the calculation of foreign subsidiary deemed dividends and the utilization of alternative minimum tax credits. Management estimates the overall tax rate for fiscal 2011 will be approximately 36%.

Segment Operating Results

Tissue

	Quarter ended February 28,
	2010	2009	Increase (Decrease)
Net sales	$94.4 million	$100.3 million	$(5.9) million	(5.9)%
Income from operations	$8.7 million	$8.7 million	—	—
Tons sold:
Converted tissue products	25,964	26,105	(141)	(0.5)%
Hardrolls	31,757	35,964	(4,207)	(11.7)%

Total	57,721	62,069	(4,348)	(7.0)%
Overall net selling price per ton	$1,635	$1,616	$19	1.2%

Net sales in Tissue decreased to $94.4 million from $100.3 million in the fiscal 2009 fourth quarter primarily due to in-sourcing an additional 3,853 tons of hardrolls into Cellu Tissue’s converting operations. This planned decrease was partially offset by the Company’s October 2009 hardroll price increase and an improved mix with respect to converted tissue products sold. The 1.2% increase in net selling price per ton primarily reflects the continued mix shift to converted tissue products from tissue hardrolls. Income from operations was $8.7 million in both quarters. Income from operations in the fiscal 2010 fourth quarter reflects mix improvements that were offset by rising pulp prices. The fiscal 2010 fourth quarter includes incremental stock-based compensation of $0.8 million incurred in connection with the initial public offering.

Machine-Glazed Tissue

	Quarter ended February 28,
	2010	2009	Increase (Decrease)
Net sales	$27.9 million	$26.5 million	$1.4 million	5.2%
Income from operations	$0.3 million	$0.4 million	$(0.1) million	(22.0)%
Tons sold:
Hardrolls	19,772	17,934	1,838	10.2%
Converted tissue products	2,253	2,074	179	8.6%

Total	22,025	20,008	2,017	10.1%
Overall net selling price per ton	$1,265	$1,323	$(58)	(4.4)%

Net sales in Machine-Glazed Tissue increased to $27.9 million from $26.5 million in the fiscal 2009 fourth quarter. Operating income in Machine-Glazed Tissue was $0.3 million in the fiscal 2010 fourth quarter, down slightly compared to $0.4 million in the fiscal 2009 fourth quarter due to incremental stock-based compensation of $0.3 million incurred in connection with the initial public offering.

Foam

	Quarter ended February 28,
	2010	2009	Increase (Decrease)
Net sales	$2.2 million	$1.7 million	$0.5 million	30.1%
Income from operations	$0.7 million	$0.3 million	$0.4 million	163.4%

Net sales in Foam increased to $2.2 million compared to $1.7 million in the prior fiscal year period due to increased sales volumes and an improvement in selling prices. Income from operations increased to $0.7 million from $0.3 million in the prior fiscal year period due to lower resin prices, which is the primary raw material used to manufacture the Company’s foam products.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and special items (Adjusted EBITDA) for the fourth quarter ended February 28, 2010 totaled $16.8 million, up slightly compared to $16.7 million for the comparable period in the prior fiscal year.

Full Year Results

Fiscal 2010 sales of $511.3 million were down 1.5% from $519.0 million in the prior fiscal year as year-over-year pricing and volume were down $5.1 million and $2.6 million, respectively. Lower finished product pricing during the middle of the year resulted from declines in pulp price during the first half of the year. During fiscal 2010, the Company in-sourced an additional 12,878 tons of hardrolls for its converting operations, which were previously purchased on the hardroll market, reducing external hardroll shipments by a similar amount.

Full year fiscal 2010 operating income was up 73% to $52.2 million compared to $30.2 million in the prior year, reflecting the benefit of improved product mix resulting from increased sales of converted tissue products. For fiscal 2010, net income was $3.8 million, or $0.21 per diluted share, compared with $6.6 million or $0.38 per diluted share in fiscal 2009. The fiscal 2010 results include non-recurring costs of $8.9 million, net of tax, or $0.51 per diluted share comprised of the following components:

•

Interest costs of $7.7 million, or $4.8 million net of tax, related to debt refinancing and debt repurchase costs and the aforementioned stock-based compensation charges of $1.1 million that are not tax deductible, which together totaled $0.34 per diluted share; and

•

Unfavorable tax adjustments of $3.0 million due to increasing the Company’s federal tax rate from 34% to 35% based on projected taxable income, and discrete adjustments that primarily arose from changes in management estimates relating to the calculation of foreign subsidiary deemed dividends and the generation and utilization of alternative minimum tax credits, which together totaled $0.17 per diluted share.

Cash Flow and Debt

Cellu Tissue continued to generate strong cash flow during the fiscal year ended February 28, 2010, including $55.2 million of cash flow from operations, up from $24.1 million in the prior year.

“We reduced long-term debt by $26.8 million during the fiscal 2010 fourth quarter, using the net proceeds from our initial public offering, while generating $55.2 million in cash from operations during the current year,” said David Morris, Chief Financial Officer of Cellu Tissue Holdings. “Furthermore, our overall liquidity and cash flow outlook remain strong, affording us the flexibility to make strategic investments and meet our operating needs.”

Fiscal 2011 Outlook

The Company’s key planning and guidance estimates for fiscal 2011 are as follows:

•	Average pulp price of $880 per metric ton for northern bleached softwood kraft and no retail price increase.

•	Converting capacity additions are scheduled to come on-line during the second half of fiscal 2011.

•	Tissue and machine-glazed hardroll pricing will lag market pulp price by approximately ninety days.

•	Full year tax rate is estimated to be approximately 36%.

•	Capital investments are expected to range from $36 million to $40 million.

•	Depreciation and intangibles amortization are expected to be approximately $31 million.

•	Interest expense is expected to be approximately $31 million.

•	EBITDA for fiscal 2011 is expected to be $77 to $85 million.

Commenting on the outlook, Mr. Taylor said, “We expect our business performance to continue improving as we remain focused on executing our strategy of increasing our tissue business product sales, while also reducing our manufacturing costs across all of our business segments. However, in the first half of fiscal 2011, finished product prices will lag an escalating pulp market, and our organic converting growth will be limited until our new converting capacity comes on-line in the second half of fiscal 2011. We will continue to invest in our facilities to offer an expanded line of products, while maintaining our focus on maximizing cash flow and maintaining a strong balance sheet.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth the Company’s fiscal year-to-date and fourth quarter consolidated statements of operations, financial position and selected consolidated financial data, including information concerning the Company’s cash flow position, selected consolidated segment data, reconciliations of consolidated net income to consolidated EBITDA and reconciliations of consolidated EBITDA to consolidated Adjusted EBITDA.

EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA and Adjusted EBITDA:

•

as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as both remove the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the performance and effectiveness of our operational strategies;

•	to evaluate our capacity to fund capital expenditures and expand our business; and

•	to calculate incentive compensation for our employees.

In addition, these measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Cellu Tissue’s management invites you to listen to its conference call on April 29, 2010 at 8:30 a.m. ET regarding fiscal 2010 fourth quarter consolidated financial results. To participate in the conference call, you may either dial (800) 230-1951 or International (612) 288-0340, or join in listen-only mode to an audio webcast, accessible through the Investor Relations section at www.cellutissue.com. A taped replay of the conference call will be available after 11:00 a.m. on April 29, 2010 until May 13, 2010. The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 155042. The taped replay information to access the call will also be available in the Investor Relations section of the Company’s website at www.cellutissue.com.

About Cellu Tissue Holdings, Inc.

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market.

For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements included under the heading “Fiscal 2011 Outlook”. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statements. Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and fiber costs, the growth of our converted tissue business and synergies relating to the APF Acquisition and any other risks described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 and subsequent filings with the SEC.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended		For the year ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Net sales	$124,408,861	$128,440,409	$511,280,798	$519,022,843
Cost of goods sold	108,077,076	112,424,360	432,220,266	464,118,066

Gross profit	16,331,785	16,016,049	79,060,532	54,904,777

Selling, general and administrative expenses	6,680,675	6,691,271	22,552,055	21,868,989
Amortization expense	1,116,669	811,094	4,332,524	2,872,523

Income from operations	8,534,441	8,513,684	52,175,953	30,163,265

Interest expense, net	12,242,830	6,758,314	39,593,747	24,709,461
Foreign currency loss (gain)	171,509	(405,519)	1,282,228	(562,232)
Other expense (income)	449,742	65,680	(8,273)	67,123

Income (loss) before income tax expense	(4,329,640)	2,095,209	11,308,251	5,948,913

Income tax expense (benefit)	(1,063,911)	(1,880,274)	7,545,630	(611,275)

Net (loss) income	$(3,265,729)	$3,975,483	$3,762,621	$6,560,188

Basic and diluted (loss) earnings per share	$(0.18)	$0.23	$0.21	$0.38
Basic shares outstanding	18,364,987	17,477,971	17,684,134	17,477,971
Diluted shares outstanding	18,364,987	17,477,971	17,713,863	17,477,971

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	February 28, 2010	February 28, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,299,033	$361,035
Receivables, net	49,659,464	54,065,899
Inventories	56,586,982	47,216,049
Prepaid expenses and other current assets	3,810,934	2,085,774
Income tax receivable	2,788,118	174,084
Deferred income taxes	1,180,866	3,515,295

Total Current Assets	117,325,397	107,418,136

Property, Plant and Equipment, net	307,635,021	301,987,941
Goodwill	41,020,138	41,020,138
Other intangibles	27,339,953	31,672,477
Other assets	9,385,877	1,948,108

Total Assets	$502,706,386	$484,046,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	1,000,750	18,530,824
Accounts payable	34,275,598	16,726,143
Accrued expenses	27,820,255	26,548,639
Accrued interest	6,721,143	10,160,124
Other current liabilities	623,653	17,448,707
Current portion of long-term debt	760,000	760,000

Total Current Liabilities	71,201,399	93,459,857

Long-term debt, less current portion	242,538,125	242,361,944
Deferred income taxes	77,178,393	75,110,277
Other liabilities	956,444	5,378,059

Stockholders’ Equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,145,176 shares issued and outstanding as of February 28, 2010 and common stock, $.01 par value, 18,245,459 shares authorized, 17,447,971 shares issued and outstanding as of February 28, 2009	201,452	174,480
Capital in excess of par value	103,076,890	70,774,381
Accumulated earnings	7,460,692	3,698,071
Accumulated other comprehensive income (loss)	92,991	(6,910,269)

Total Stockholders’ Equity	110,832,025	67,736,663

Total Liabilities and Stockholders’ Equity	$502,706,386	$484,046,800

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	February 28, 2010	February 28, 2009
Cash flows from operating activities
Net income	$3,762,621	$6,560,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,889,714	23,656,245
Amortization of intangibles	4,332,524	2,872,523
Deferred financing fees	2,288,072	306,668
Long-term debt discount	4,269,352	1,835,001
Stock-based compensation	1,928,559	939,530
Deferred income taxes	4,403,542	(2,232,976)
Loss on disposal of fixed asset	812,876	—
Loss from natural gas swaps	—	242,686
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	5,396,260	(3,017,970)
Inventories	(8,506,452)	(6,702,780)
Prepaid expenses, other current assets and income tax receivable	(4,277,911)	1,782,185
Other assets and liabilities	324,635	(123,460)
Accounts payable, accrued expenses and accrued interest	15,568,373	(2,057,997)

Total adjustments	51,429,544	17,499,655

Net cash provided by operating activities	55,192,165	24,059,843

Cash flows from investing activities
Cash paid for acquisition, net of cash acquired	—	(64,154,906)
Capital expenditures	(26,993,044)	(16,401,848)

Net cash used in investing activities	(26,993,044)	(80,556,754)

Cash flows from financing activities
Equity investment by shareholders	—	15,001,463
Cash portion of earnout payment	(18,301,245)	(7,027,346)
Bank overdrafts	(3,285,420)	3,285,420
Borrowings on revolving line of credit, net	36,453,125	85,448,141
Payments on revolving line of credit, net	(53,983,199)	(76,717,317)
Payments on long-term debt	(249,831,572)	(760,000)
Payment of deferred financing fees	(9,739,269)	(885,958)
Proceeds from initial public offering	28,971,413	—
Proceeds from stock options exercised	100,904	—
Purchases of employee stock options	(450,988)	—
Excess tax benefits from share-based compensation arrangements	80,838	—
Proceeds from bond offering	245,738,400	36,900,000

Net cash (used in) provided by financing activities	(24,247,013)	55,244,403

Effect of foreign currency	(1,014,110)	730,155

Net increase (decrease) in cash and cash equivalents	2,937,998	(522,353)
Cash and cash equivalents at beginning of period	361,035	883,388

Cash and cash equivalents at end of period	$3,299,033	$361,035

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

BUSINESS SEGMENTS

	Three Months Ended
	February 28, 2010	February 28, 2009
NET SALES:
Tissue	$94,361,010	$100,284,000
Machine-Glazed Tissue	27,856,738	26,471,954
Foam	2,191,113	1,683,551

Consolidated	$124,408,861	$128,439,505

INCOME FROM OPERATIONS:
Tissue	$8,676,856	$8,664,221
Machine-Glazed Tissue	322,882	413,832
Foam	651,371	247,299

Segment income from operations	9,651,109	9,325,352
Amortization expense	(1,116,668)	(811,094)

Consolidated	$8,534,441	$8,514,258

	Year Ended
	February 28, 2010	February 28, 2009
NET SALES:
Tissue	$394,241,039	$400,640,192
Machine-Glazed Tissue	109,051,301	114,376,045
Foam	7,988,458	4,006,606

Consolidated	$511,280,798	$519,022,843

INCOME FROM OPERATIONS:
Tissue	$49,164,001	$29,423,668
Machine-Glazed Tissue	4,688,001	3,114,212
Foam	2,656,475	497,908

Segment income from operations	56,508,477	33,035,788
Amortization expense	(4,332,524)	(2,872,523)

Consolidated	$52,175,953	$30,163,265

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited)

	Three Months Ended
	February 28, 2010	February 28, 2009
NET INCOME (LOSS)	$(3,265,729)	$3,975,483
Add back:
Depreciation	6,658,252	6,041,593
Amortization	1,116,669	811,094
Interest expense,net	12,242,830	6,758,314
Income tax benefit	(1,063,911)	(1,880,274)

EBITDA	$15,688,111	$15,706,210

	Year Ended
	February 28, 2010	February 28, 2009
NET INCOME	$3,762,621	$6,560,188
Add back:
Depreciation	24,889,714	23,656,245
Amortization	4,332,524	2,872,523
Interest expense, net	39,593,747	24,709,461
Income tax expense (benefit)	7,545,630	(611,275)

EBITDA	$80,124,236	$57,187,142

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended February 28,	Three Months Ended February 28,
	2010	2009
EBITDA (1)	$15,688	$15,706
Adjustments:
Accelerated stock-based compensation (2)	1,107	—
Restatement-legal/accounting fees (3)	—	750
APF Transition and Related Costs (4):
Facility consolidation	—	282

ADJUSTED EBITDA	$16,795	$16,738

	Year ended
	February 28,	February 28,
	2010	2009
EBITDA (1)	$80,124	$57,187
Adjustments:
Accelerated stock-based compensation (2)	1,107	—
Mississippi sales tax audit (5)	—	258
Terminated acqusition costs (6)	—	140
Natural Dam Fire (7)	250	—
Insurance claim for wrapper damage (8)	(546)	—
APF Transition and Related Costs (4):
Elimination and alignment of certain overhead functions	—	373
Facility consolidation	373	282
Fair value accounting for acquired inventory	—	284
Restatement-legal/accounting fees (3)	—	750

ADJUSTED EBITDA	$81,308	$59,274

(1)	EBITDA includes stock-based compensation expense related to equity awards of $2.1 million, $0.9 million, $1.5 million and $0.2 million for the fiscal years ended 2010 and 2009 and the three months ended February 28, 2010 and 2009, respectively.
(2)	Reflects stock-based compensation expense that was accelerated in connection with the initial public offering.
(3)	Legal and accounting fees incurred in connection with the restatement of our consolidated financial statements for the fiscal year ended February 29, 2008 and for the first and second quarters of fiscal year 2009.
(4)	In fiscal year 2009, we acquired APF, which was a significant acquisition because of its size and complexity of operations. In connection with the APF acquisition, we determined that several initiatives, to be completed over a twelve-month period, would help achieve identified synergies. These initiatives included eliminating certain overhead functions and aligning those activities with our existing infrastructure as well as consolidating production and inventory storage facilities. Our consolidation of facilities included centralizing the acquired APF production facility and two APF inventory storage facilities located in Hauppauge, New York into one consolidated facility in Long Island, New York and moving machinery for a napkin line from our Neenah, Wisconsin location to the acquired APF Thomaston, Georgia facility. In addition, as a result of applying purchase accounting to record inventory at fair market value, we increased the book value of acquired inventory, which we amortized to cost of goods sold as the inventory was sold to customers during the second quarter of fiscal year 2009.
(5)	State tax catch-up costs for fiscal year 2009 relate to a Mississippi sales and use tax assessment based on an audit of prior periods. The Mississippi taxing authority assessed sales and use tax for natural gas consumption purchased in prior periods for which our service provider had not charged the appropriate sales and use tax amounts.
(6)	Acquisition-related costs incurred in connection with an acquisition that did not transpire.
(7)	Insurance deductible costs related to a fire at our Natural Dam mill at our Gouverneur, New York facility.
(8)	Refects insurance proceeds exceeding the book value for damaged packaging equipment (damaged-in-transit).

CELLU TISSUE HOLDINGS, INC.

EPS RECONCILIATION OF SPECIAL ITEMS

	Quarter Ended February 28, 2010		Year Ended February 28, 2010
		Dilulted earnings per share		Dilulted earnings per share
Net (loss) income	$(3,265,729)	(0.18)	$3,762,621	$0.21
Adjustments for special items:
Related Initial Public Offering Events, net of tax:
Accelerated stock-based compensation expense (1)	1,055,804		1,055,804
2014 Notes repurchase premium (2)	1,472,693		1,472,693
2014 Notes write-off of debt issuance costs (2)	866,534		866,534

	3,395,031	0.19	3,395,031	0.20
Issuance of 2014 Notes and retirement of 2010 Notes, net of tax (3)	—	—	2,492,851	0.14
Tax items (4)	—	—	3,035,972	0.17

Total adjustments	3,395,031	0.19	8,923,853	0.51

	$129,302	$0.01	$12,686,475	$0.72

Diluted shares outstanding as of February 28, 2010		18,364,987		17,713,863

(1)	Expense recognition of certain stock-based compensation awards that were accelerated in connection with the initial public offering.
(2)	Net proceeds from the initial public offering were used to repurchase a portion of the 2014 Notes, which resulted in additional interest expense.
(3)	During the second quarter of fiscal 2010, the Company refinanced its 2010 Notes which resulted in additional interest expense.
(4)	Several adjustments impacted the Company’s effective tax rate in fiscal 2010, causing the annual effective tax rate to be 66.7%. These adjustments primarily arose due to a $1.8 million increase in the Company’s federal tax rate from 34% to 35% based on projected taxable income and the benefit of a change in state tax laws, and $1.2 million of discrete tax adjustments that increased tax expense. These discrete adjustments primarily arose from changes in management estimates relating to the calculation of foreign subsidary deemed dividends and the generation and utilization of alternative minimum tax credits.